Exhibit 99.1

Guardian Conference call held on July 28, 2004 at 4:15 p.m.

1) Intro and Welcome

Good afternoon everybody. This is Jens Dalsgaard with Redwood Consultants. I want to thank you all for attending today. We have a very large audience gathered for today's Guardian Technologies investor conference call.

Before we begin, I'd like to say since we will be making forward-looking statements in the course of this conference call, we need to make the following Safe Harbor Statement Under the Private Securities Litigation Act 1995 - With the exception of historical information, the matters discussed in this conference call are forward looking statements that involve a number of risks and uncertainties. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: future economic, political, competitive, and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Further, information on the Company's risk factors is contained in the Company's quarterly, annual, and other periodic reports as filed with the Securities and Exchange Commission. And finally, we remind you that we are subject to Regulation FD and, accordingly, are limited in our ability to disclose material non-public information.

Before I introduce our speaker today, I'd like to point out that Guardian Technologies has made several announcements leading up to today's conference call:

- Guardian Appoints Richard Borrelli as VP Business Development, Healthcare Systems

Wednesday, July 28

Guardian Acquires Wise Systems Ltd         Tuesday, July 27

Guardian Technologies Appoints Charles T. 'Chuck' Nash to Board of Directors

Fri, Jun 18 - Business Wire

Guardian Technologies International Files Provisional Patent Applications for Knowledge Extraction and Image Analysis Processes

Tue, Jun 8 - Business Wire

o Guardian Technologies International Announces Final Closing of Private Placement of Its Securities


      Wed, Jun 2 - Business Wire

With more on that, I will now turn the call over to Michael Trudnak, CEO of
Guardian.. Good Afternoon Michael....................

Good Afternoon everyone. It is an honor to address everyone on the telephone today and provide some insight into what we have been doing at Guardian over the past year and where we are headed.

As most of you know, it is only 1 year and 1 month since current management assumed control of Guardian. We effected the reverse merger on June 26th of 2003. We spent the first eight months following the reverse merger attempting to penetrate the Government intelligence market place with MCubiX software that was developed by a Canadian company. We ran into extreme opposition on a number of fronts, primarily that it was not made in the USA and the agencies were looking to more artificial intelligence tools for information analysis assessment.

However, what we learned was not lost. As a matter of fact, it steered us to the aviation security sector where there was a void for effective threat item detection at the 440 commercial airports. We have developed unique proprietary techniques and algorithms since the fall of 2003. This development effort led the filing of multiple provisional patents in June.

Augmenting our imaging informatics capabilities was the purchase of a unique compression software package called DEVision. DEVision incorporates multiple industry standard compression algorithms and proprietary algorithms into a single software development kit, known as an SDK for end user applications. These algorithms are utilized with our aviation security solutions and will be incorporated into our Healthcare System Solutions. I trust most of you have read yesterday's press release of the Wise Healthcare acquisition.

To effect our Business Plan we went to conducted a Private Placement through Berthel Fischer, our placement agent. We were successful in holding a final closing of the private placement in May of this year which provides us with approximately $8 million. As stated in our SEC filings, this capital was and will be utilized for:

      1.    Wise Acquisition

      2.    Product development and enhancements

      3.    Patent processing

      4.    Working capital and technology acquisitions

So now I'd like to share with you our specific market initiatives.

AVIATION SECURITY - is a multibillion dollar market that's in the forefront for all travelers and government officials.

The cornerstone of our aviation threat detection and alert system has been named PinPoint. PinPoint increases the effectiveness of airport scanning equipment by automatically detecting threat items in baggage.

We have adopted a 5 pronged approach for market penetration

      1. Working with the congressional oversight and appropriations committees

      2. Applying and responding to government grants and RFPs that can benefit from PinPoint's technology and image informatics approach.

      3. Team with large Prime contractors as necessary for government opportunities.

      4.    Directly pursue imaging opportunities outside of TSA applications

      5.    Continue efforts with all the major scanning manufacturers.

Chuck Nash, who was recently appointed to our board of directors, has been extremely valuable in assisting us in securing engagements with top political and military decision makers and influencers.

We met with the Chairman of the National Security Appropriations Subcommittee, Congressman Lewis, as this organization controls the purse strings for the Dept of Homeland security. Congressman Lewis and his staff provided great insight and support for our ongoing efforts and introductions to our congressional members

We attended the latest Aviation Subcommittee hearing and provided all members with a written review our technology and a demonstration CD in the anticipation that they would push the DHS to closely review PinPoint. This committee had previously issued a widely publicized report on the poor performance of airport baggage screeners and their inability to detect threat items.

We teamed with the largest 2003 US government prime contractor for development and submission of a proposal addressing the "Manhattan II" cargo scanning enhancement requirements. The vendor down select process has been somewhat delayed but we anticipate hearing something in August as evaluation team members return from the summer holiday season.

We are currently in the process of proposal development for other government grant opportunities that can utilize our expanded image informatics capabilities. As you know the government fiscal year ends on September 30th so 04' budget administrators are doing everything possible to end with $0.

We have been working with the Transportation Security Administration and they were very helpful in helping us develop a threat image database so we could conduct initial testing of PinPoint. Our test results with the images provided were extremely successful, doubling the accuracy rate for threat detection and reducing the false positives by approximately half. We're now waiting for authorization to conduct the next stage of testing. We're not at liberty to say where or when that testing will take place

We've conducted multiple rounds of testing with a major international baggage scanner manufacturer, which PinPoint passed with similar stellar results. Discussions with them are ongoing. We're also in discussions with several other scanner manufacturers in the U.S. and abroad. There is intense pressure on the manufacturers to improve threat detection and a myriad of vendors offering new solutions. All the manufacturers are being extremely cautious about reviewing and testing the solutions before making a commitment because so much is at stake. The process may take months.

HEALTHCARE SOLUTIONS - another multibillion dollar marketplace

As previously mentioned we have concluded the WISE acquisition.

Wise provides industry proven and accepted software packages to address the automation and management of imaging procedures, billing, and scheduling other departmental management activities in electronic form for radiology departments. We are expanding these capabilities for full integration of a Radiology Information System (RIS) with Picture Archiving and Communication System (PACS) that will be delivered to the clinicians and small to medium hospitals across the US.

Expenditures in the U.S. on PACS are expected to increase from $421 million in 2000 to more than $1.07 billion by 2007 according to a Frost & Sullivan report. We will penetrate the US market through direct sales and through OEM arrangements.

This area is of critical importance to healthcare facilities worldwide as all patient record information is moving to an electronic format to comply with new government regulations. The electronic format allows all of a patient's past health history, as well as images from X-rays, CT scans, etc., to be stored together are more cost effectively. It also allows the information to be shared among the consulting health care providers instantly at a much lower cost, to provide more accurate diagnoses, better quality care and eliminate medical errors that cause thousands of deaths each year.

As investors, I'm sure you're interested in our financials...

FINANCIALS

Guardian is transitioning from its pure R&D phase to a marketing and sales phase and we anticipate seeing the first revenues in the third quarter of this year.

Wise Systems has 30 hospitals as customers and revenues from those contracts. As we debut the Wise product line in the U.S. in the coming months, we anticipate growing the revenue base from the RIS/PACS product line in 2005. We expect to file an 8-K with the SEC within 60 days which will include audited financial statements for Wise and pro forma financial information for Guardian reflecting the Wise acquisition.

We believe that the funds recently raised in the private placement will enable the company to rapidly accelerate its business plan in the dual arenas of homeland security and healthcare radiology. We expect that this funding will provide Guardian Technologies with sufficient operating capital for two years.

Our management team is working overtime to identify and meet with strategic decision makers in the healthcare and homeland security arenas to drive revenue growth and enhance shareholder value.

Each step that we have taken to-date complements Guardian's long-term strategy that addresses image informatics and the management of that information. For instance if you could have an image of your body or certain body parts analyzed and correlated with your specific medical history, as well as your families medical history, which could in a matter of seconds not only determine your well being or specific problem area but could forecast your future health, wouldn't that be of great interest to you, your family and mankind? How much do you think that's worth to you as shareholders? Demand for this is being driven by government, insurance, the healthcare industry and consumers. That's the long-term direction of Guardian.

With this said I would like to open the floor for a few follow-up questions.

Q&A

Operator: Great, thank you Michael, very informative. Lot of people on the line today, the procedure for asking questions will be very simple. Please press the star then the number one on your telephone keypad. We'll take questions in order first come first served. Please press star one on your telephone keypad. Mike, stand by for just a moment while the questions come in.

[A - Michael Trudnak]: Takes your time, take a drink.

Operator: Our first question this afternoon comes from Mr. Harris Cowen. Hi, Harris.

[Q - Harris Cowen]: Hi, I have two questions, if the TSA comes in and mandates that your software goes on the existing screening machines in the airports. Could you go over the math of that will be meaning, how many screeners, extra machines are there in the United States? And how much is the software going to cost down to put on the machines?

[A - Michael Trudnak]: Well there are over 6,000 machines in the United States alone, you know, that's check baggage as well as carry on baggage. The cost to provide, you know, our price to the government will probably get deluded down with the overall solutions that's out there today. My estimation alone if, you know, we had a proposal into TSA very early on in our life cycle here at $50,000 a copy. I guess you can do the math from there.

[Q - Harris Cowen]: 300 million market over time and what?

[A - Michael Trudnak]: It would take two years to do it.

[Q - Harris Corn]: Of course.

[A - Michael Trudnak]: You know, if they push to do it faster we could it. Because this is - ours is software based, you know, there is no hardware involved in ours.

[Q - Harris Cowen]: So give that if it's a $300 million market as you said over years, but the margin would have to be, I'm assuming very, very high on that?

[A - Michael Trudnak]: Extremely high.

[Q - Harris Cowen]: The other question is, you are on the (indiscernible) board now and there has been talk about moving to the AMEX, if could speak about that. And then number two, also talk about, there being a large short position that's actually naked shorting out there?

[A - Michael Trudnak]: Well, yeah, talking about the AMEX you know, management here is looking to see what we can do to increase the amount in security for shareholder you know, confidence in the stock. I mean we are looking at just at the AMEX, we are looking at the NASDAQ, we are looking at everything, okay? As far as the shorting that's going on, you know, we think you know, there are people out there that are selling stock. I mean there has been a wide fluctuation in the sales price, I mean, I'm certainly, you know, I'm not a stock analyst or an expert in buying and selling stock, you know, I will leave it up to the broker. You know, I've looked at the timing of the price fluctuation of our stock and the changes could be contributed to a couple factors. First of all this is small amount of shares in the flow, having, you know, us unauthorizing being listed on the Berlin Stock Exchange, which would then delisted, I mean it's been - it's been removed, you know, positive exposure in the market place but the numbers are going up and down. You know, SEC press release requirements that, you know, every time we do something, since we are developmental company, we've got to tell every body about it. And, you know, I believe there is a lot of things outside of our control. You know, however I can assure you that whatever we do on a daily basis is with the long-term view of the company.

[Q - Harris Cowen]: Okay, thanks.

[A - Michael Trudnak]:  Welcome.

Operator: Thank you.

Operator: Next question comes from David Hardward (Ph). Hi, David.

[Q - David Hardward (Ph)]: My question is what really is the status of the PinPoint product launch, it was supposed to be out in Q3, which I guess is in September and where are we? And are there beta test being taken part of right now? Are you participating in beta test?

[A - Michael Trudnak]: We have participated in an alpha testing, we anticipate going to beta test with the scanning manufactures. You know, actually I believe in September to be honest with you and that's not August. The final version of our software comes out in the third week in August.

Operator: Our next question this afternoon comes from Brad Williams. Hi, Brad.

[Q - Brad Williams]: Hi, guys. Mike how accurate is the PinPoint system used on the baggy scanning and with the current setup right now, do you have to change out all the machines out there or is it an add on and how does the system work?


[A - Michael Trudnak]: Our accuracy is 93.5 percent, okay. We have to change out the machines? No. Our machine is an integral part of the existing infrastructure that would be - that's in place today, so nobody has to go out there and buy a new million dollar scanning device. And what was the third part of your question?

[Q - Brad Williams]: How does - how does the system work then going the baggage wise, going through the system?

[A - Michael Trudnak]: Well, there is no additional training at all required, okay. It's very similar to what I would consider Macintosh approach the thing, you know, point and click it will give the screener an alert message, you know, they can just go through their same routine that they go through today. We highlight the threat detected item and tell them exactly what's in the bag, if it's C4, a gun, hand grenade, a chain saw.

[Q - Brad Williams]: Will this possibly reduce the TSA work force?

[A - Michael Trudnak]: Considerably, actually we have done some studies and these are preliminary that we could save the government significant amount of money. Actually you could offset completely their capital expenditure on PinPoint.

[Q - Brad Williams]:  Thanks.

[A - Michael Trudnak]: You are welcome.

Operator:  Our next question comes from Judie Zakar (Ph).  Hi, Judie.

[Q - Judie Zakar (Ph)]: Hi, I have several questions and my first one is regarding Black Mountain Holdings, I have a three part question on that. First of all I want to know if Black Mountain Holdings is still a viable subsidiary of Guardian. Then I would like to know when investors will be receiving our stock certificates from that spin-off?

[A - Michael Trudnak]: I had lost -- I can't hear a word.

[Q - Judie Zakar (Ph)]: Can you hear me now?

[A - Michael Trudnak]: Yes.

Company Representative: Mike the question was about Black Mountain, can you comment on that when the old shareholders...

[A - Michael Trudnak]: Yeah, let's do them one at a time. Black -- you know, I can't really comment on it. You know, Andy Moore will be better - could comment on it. But I know for a fact that they are working on getting it through the SEC for approval, I do know that.

[Q - Judie Zakar (Ph)]: Can you tell me, what actual value this stock certificate will have to me...

[A - Michael Trudnak]: I can't.

[Q - Judie Zakar (Ph)]: And also...

[A - Michael Trudnak]: I really can't. You know, I -- give Andy a shot, I can provide you with Andy's number, you know, I will send you an e-mail, I have your e-mail address.

[Q - Judie Zakar (Ph)]: All right, but you can't tell me whether or not it's a subsidiary of Guardian?

[A - Michael Trudnak]: Oh, it's not, not at all. You know, we did the reverse merger, the way it worked was that Black -- they spud-off into the holding company until they got the approval from the SEC to become a full-fledged corporation again.

[Q - Judie Zakar (Ph)]: Okay, my next question is regarding Wise.

[A - Michael Trudnak]: Yes.

[Q - Judie Zakar (Ph)]: And I'm interested in knowing if there is any revenue stream that Wise provide you with at this point or if this is a company that right now has no revenue stream?

[A - Michael Trudnak]: No, they do have revenue - they do have revenue and of course I am going to post it within the next 60 days when I do my 8-K filing.

[Q - Judie Zakar (Ph)]: All right.

[A - Michael Trudnak]: But yes, they do have.

[Q - Judie Zakar (Ph)]: I was very pleased...

[A - Michael Trudnak]: Excuse me.

[Q - Judie Zakar (Ph)]: That it was finally closed; however, I was very disappoint that there wasn't something relating to a revenues stream?

[A - Michael Trudnak]: I lost the - trial off again, I couldn't hear a word.

[Q - Judie Zakar (Ph)]: I'm sorry, can you hear me now?

[A - Michael Trudnak]: Yes, I can, hopefully it's not my phone.

[Q - Judie Zakar (Ph)]: Okay, I don't think there is anything wrong with mine, I hope it's not mine. Let's see what else, you lost me on the NASDAQ and the AMEX, when I spoke.....

[A - Michael Trudnak]: We are looking at all avenues to increase shareholder value, we believe that we can move from the bulletin board to one of the other exchanges as soon as practical.

[Q - Judie Zakar (Ph)]: Okay, well, when I spoke to you a year ago, you had a feeling that it might be by October or November of 2003. So, you can see my concern on where we are on that issue? Hello.

[A - Michael Trudnak]: Yeah, I can't hear you, I mean I'm really loosing the whole conversation, Young (Ph) can you hear it clearly?

[A - Young's]: Yeah, I certainly can.

[A - Michael Trudnak]: You know, we are due for another thunderstorm here, so it could be us here.

[A - Young's (Ph)]: Mike - Mike, I think what Judie is asking for is some - some may be some confidence that the management team of Guardian is indeed actively looking at other exchanges as a possibility for....

[A - Michael Trudnak]: You can be assured that we are doing it.

[Q - Judie Zakar (Ph)]: Okay. I just have a couple of more questions. There has never been a public release referencing an initial private placement, at least Young's one that I'm aware of. I thought this one that was released, there was the one that was finalized in May through Berthel Fisher, was the first and now I'm seeing several insiders filing to sell from a private placement back in 2003. I would like to give some specifics on that, how many shares were purchased, at what price, and why there is more selling interest in buying by these insiders at this point in time?

[A - Michael Trudnak]: Well, let me - let me comment on that. You know, the reverse merger took place June 26th of last year. During that, you know, as a result of that of course everybody got restricted shares. At least a year, past a year now, all the individuals that were partied to that transaction, the old management, okay? None of the current management, are filing and requesting opinions of council to remove the restriction off. But no insiders are selling.

[Q - Judie Zakar (Ph)]: One other thing that I am concerned about is that, my actual understanding is that Guardian never was on the Berlin-Bremen Stock
Exchange, that....

[A - Michael Trudnak]: That is a fact.

[Q - Judie Zakar (Ph)]: Okay.

[A - Michael Trudnak]: They had filed to put us on the exchange, I have a letter. They were prepared to do it, I got it done the day before it hit the exchange.

[Q - Judie Zakar (Ph)]: Okay then, I would kind of like to go back to this why, how the stock ran to a high of 12 and a low back to the squeeze. I am just kind of wondering it all happened right around the time of the finalization of the private placement and it appears as though to me, it looks as though there was hedging that was taking place at least at first glance. I kind of like you to go back over that again and tell me what your opinion is?

[A - Michael Trudnak]: I don't know how I will answer but the way I answered you before. You know, we had at the exact same time, we had several press releases that came out very positive and we were speaking - speaking engagements, we just had another round with the another manufacturer to price, and also having cash in hand of course the price goes up, and it looks much more stable from a corporate stand point. Outside of that, I couldn't tell you, why the price. Actually I wasn't even here when it took place. Price went up to $12, why it did? I can't answer that question to be honest with you. The value of the stock in my opinion at that point in time was definitely over valued.

[Q - Judie Zakar (Ph)]: Thank you.

Operator: Thank you. Mike our next question comes from Mr. Mike Luchi (Ph). Hello Mike.

[Q - Mike Luchi (Ph)]: How are you doing?

[A - Michael Trudnak]: Good afternoon.

[Q - Mike Luchi (Ph)]: Good, you spoke of extremely high margins on the TSA deal, if it ever gets done?

[A - Michael Trudnak]: Yes.

[Q - Mike Luchi (Ph)]: Can you put a number on that, may be take 20 percent off of it to give us a little bit of (indiscernible) room there?

[A - Michael Trudnak]: The (indiscernible) are in excess of 60 percent.

[Q - Mike Luchi (Ph)]: Okay. So, 50 percent would be relatively conservative?

[A - Michael Trudnak]: Very conservative.

[Q - Mike Luchi (Ph)]: Okay, you said that our software is 93.5 percent accurate, what is the current TSA rates of their employers?

[A - Michael Trudnak]: Well, it's not published. Okay, let me start out with that, I mean you know these guys want to keep that number under wraps. We, you know, we just come across documents of course during our, I guess our past eight months, in which they are significantly less than that by almost 30 percent.

[Q - Mike Luchi (Ph)]: Yes, C minus and D failing.


[A - Michael Trudnak]: I would say they are failing, they are failing.

[Q - Mike Luchi (Ph)]: Okay.

[A - Michael Trudnak]: Yeah, I mean they are failing, it's not just detections out of the house. The whole spectrum of cargo, they don't even check cargo, 4 percent.

[Q - Mike Luchi (Ph)]: Great. You said the TSA reduction in their employment cost would go ahead and offset the cost of the equipment is that a six month, one year, five years, I mean how do you go ahead and take on that?

[A - Michael Trudnak]: I think it is a phased approach, I think it's over the 12-month period of time that they can fully deploy our - our service.

[Q - Mike Luchi (Ph)]: So they will save enough in wages over a one year period to go ahead and put all these machines in?

[A - Michael Trudnak]: That's about right.

[Q - Mike Luchi (Ph)]: So, after that it's all increased efficiency?

[A - Michael Trudnak]: Well, actually yes, actually it becomes much more productive for then. It is cost avoidance.

[Q - Mike Luchi (Ph)]: In the private placement memorandum, you stated that, there is test in the, I believe it's the Knoxville Airport, did that ever take place?

[A - Michael Trudnak]: It has not taken place.

[Q - Mike Luchi (Ph)]: Okay, so there is...

[A - Michael Trudnak]: It was scheduled and delayed and delayed and delayed. We were still waiting.

[Q - Mike Luchi (Ph)]: Okay. So, currently there is no live testing being done?

[A - Michael Trudnak]: We have not tested inside an airport yet, we have only tested in the labs.

[Q - Mike Luchi (Ph)]: Okay. Is there any strategy to go out and find a local court house or, you know, some kind of...

[A - Michael Trudnak]: No, no, no, I mean, we are doing other things, I meant the TSA. We are doing other things, we are talking to - actually we are talking to international places which have different rules and regulations that are out there. You know, as you know most of the scanning manu companies, they work on a global basis, you know, these companies were in discussions with all over the world. And we've opportunities in Middle East and Far East.

[Q - Mike Luchi (Ph)]: Okay. Two more quick questions.

[A - Michael Trudnak]: We got to get it, we know got to get it tested in front of people, there is no question.

[Q - Mike Luchi (Ph)]: Okay, two more quick questions. It works with all different types of scanning equipment, so it's not like it works with, you know, AS&E and L3 but not within Vision or something else? So, can we go ahead and geared it up to work with pretty much any manufacturers?

[A - Michael Trudnak]: Yeah, our product is like a nonstick. Yeah it doesn't matter.

[Q - Mike Luchi (Ph)]: Fantastic. Last question, if one of these big companies came to you and said let's go ahead and sign this deal, get it going today, how quickly could you go ahead and roll out this software package to them?

[A - Michael Trudnak]: We can cut CDs tonight, I'll have a full crew in here.

[Q - Mike Luchi (Ph)]: And they could be up and running in you know, a short period of time?

[A - Michael Trudnak]: Yeah, it will take about 30 days to get it out there, yeah.

[Q - Mike Luchi (Ph)]: Great, great. Well, what an opportunity, we are very excited. You know, obviously I would like to stock back up at 12 and higher than that. But, congratulation and good luck and we appreciate it.

[A - Michael Trudnak]: Thank you very much.

Operator: Thank you, Michel.

[A - Michael Trudnak]: You are welcome.

Operator: Our next caller this afternoon, Mr. Allen Quartz (Ph). Hello Allen.

[Q - Allen Quartz (Ph)]: Hi, I am sorry. How are you today?

Operator: Good thanks.

[Q - Allen Quartz (Ph)]: Good, Mike, obviously, there are other people competing with you, if - can you talk a little bit about the competitive environment. You anticipate that TSA is just going to say, you are getting get all 6,000 machines or your general contractor who is subbing the job out to you will give you all those, will they go with others. And then as a part of that question, you had mentioned in Manhattan two cargos requirements. Does your product absolutely or will it or it's confirmed with all other requirements of that requisition and specification?

[A - Michael Trudnak]: I will work backwards, the answer is yes to Manhattan too, 100 percent.

[Q - Allen Quartz (Ph)]: Okay.

[A - Michael Trudnak]: Is there competition out there? Absolutely. You know, we would be foolish to believe that there isn't anybody out there trying to do what we are trying to do. But, what we are trying to do is kind of different. The scanning manufactures are competitors not only competitors but of course we need them in the game as well. Each one of these guys do have software that detects threats, the problem is they do a poor job. The bar is set very low today, okay. Very very low, to the point that, that's why most of the people are screaming, the congressional people screaming year, screaming when you fly, they don't detect anything out there. They give a very poor result to the guy that is standing there looking under monitor for eight hours. The -are they going to get the business? I don't - I don't think so. Otherwise they would have awarded a couple other major awards this past year. I think Congress is fed up with the scanning manufacturers setting the standard to your safety. So I actually think that we have a very good shot at being an adjunct not only to the manufacture, I think what's going to end up happening is, I think one of these large integrators are going to force the manufacturer to confirm what we really want, something secure that's out there.

[Q - Allen Quartz (Ph)]:  So that's your....

[A - Michael Trudnak]: I don't know if I have answered your question, but you know.

[Q - Allen Quartz (Ph)]: Would Congressman Louise and his committee, that's basically what you are trying to do is to try to develop a higher standard?

[A - Michael Trudnak]: Absolutely, what we want to do raise that bar. Congress - congress is demanding it. I mean, you know, we see the inside, you know, all the stuff that's going on and the stuff that's coming out and request for proposals from the government is you can see where the government is going. They are tired of the scanning manufactures, first of all getting all the contracts and all of them are the same. I mean, you know, basically the guts of almost all your scanning manufactures out there were made by Perkin Elmer. Let's put a different cover on it, you know, it's a Chevy (Ph), you know, it's a Plymouth (Ph) they all are the same underneath. But, yeah the government is demanding different changes.

[Q - Allen Quartz (Ph)]: And you are working with the government to try to lead them in that path?

[A - Michael Trudnak]: Oh, actually I think we are being the, you know, the fly on the ointment.

[Q - Allen Quartz (Ph)]: All right. Not now in that respect you mentioned Chuck Nash and I am sure he is terrific guy, he is probably listening to this conversation. I am absolutely sure because we have worked with other government situations before.

[Q - Allen Quartz (Ph)]: Yes.

[A]: You are spending it off and doing all you have to do in lobbying, you feel that you need or might consider parallel effort to Mr. Nash.

[A - Michael Trudnak]: We are using Mr. Nash as well. What were you using outside, I mean were you using other individuals to get us in front of the right people within the government. And then not just that, you know, on the civilian side of the house, we are also talking to the military side of the house. Yeah, Chuck.

[Q - Allen Quartz (Ph)]: We are using professional qualified lobbyists that have done this kind of a thing in the past, because, you know it isn't wrong, right?

[A - Michael Trudnak]: Yeah. The answer is yes.

[Q - Allen Quartz (Ph)]: Okay. Thank you.

[A - Michael Trudnak]: You are welcome sir.

Operator: Our next call this afternoon is from Mr. Al Duranda, hello Al.

[Q - Al Duranda (Ph)]: Hi, but my question is, it was on the stock and some TSA stuff, which has already been answered. Thank you.

Operator: Thank you very much. Again for people looking to ask a question, please press star one on your telephone key pad, I see we have quite a few in the queue here. Mike, I had a question come in earlier today as to which market is bigger, health care or the aviation side. Who has more money? Which ones more faster? Can you comment a little bit about the two different points going out there and where we should look for developments?

[A - Michael Trudnak]: Okay. In all actuality friends on the health care side, that side is much bigger. By a factor of probably a 100, we are talking in billion dollar market on the aviation security, talking a trillion on the health care. That's the market size. Now, where we play in that. You know, let me be really clear. I don't want to go head to head against GE out there. I will lose. There is no question about that. I want to go down, the smaller hospitals, the clinics that are out there. That market is somewhere in the neighborhood of about $400 million to $600 million worth of business nobody, but one of the company is gaining any type of market presence that's out there. The market that they have today, doctors go very slow in making the decision. And once they make the decision they write a check. That market is really only - I mean, one and I will consider it's - I believe its emerged. They are my major competitor in that market not less than 30 percent of the market. And there is nobody else; everybody else falls by the way side in less than 5 percent.

[Q]: Great. Thanks Mike.

[A - Michael Trudnak]: You are welcome.

Operator: Our next question comes from Mr. Ron Davis. Hi, Ron.

[Q - Ron Davis]: Hi there.

[A - Michael Trudnak]: Good afternoon.

[Q - Ron Davis]: Hi, there. My question is, is there any chance of taking care of the people who did not make it in the private placement from the overage, where you could refile with the SEC. Do you have any intentions of doing such and where does that stand?

[A - Michael Trudnak]: Actually, I have a conference call from Mr. Tom Bertho
(Ph) on the 15th of August, to discuss just that.

[Q - Ron Davis]: Okay. Thank you.

Operator: Question. Our question comes from Mr. David Handy (Ph). Hello David. David, can you hear us? Okay, we'll switch to Mr. Rob Danielson (Ph). Rob Danielson, you are on the line.

[Q - Rob Handy (Ph)]: Hello.

[A - Michael Trudnak]: Hi.

[Q]: Mike?

[A - Michael Trudnak]: Good afternoon, sir.

[Q - David Handy]: Hi, David Handy (Ph).

[A - Michael Trudnak]: Oh, hi David.

[Q - David Handy]: Had a little problem there. Mike, the health care side you've said that, that was a much larger market.

[A - Michael Trudnak]: Yes, it is.

[Q - David Handy]: Therefore, I am assuming that you expect that - that's going to grow your business quicker than the defense contracting TSA side?

[A - Michael Trudnak]: That's not so. Let me tell you the way. I actually think this is the way, you know, we use this analogy at work here. We think with the aviation security, it's more like a light switch. Either we are get it all or we are not going to get any.

[Q - David Handy]: Go ahead.

[A - Michael Trudnak]: We are going to get a little bit. Health care is a long term, the sale cycle and health care dealing with doctors, dealing with hospital administrators is as long as the government. But, you can grow it, incrementally short steps with the government you are going to get the contract to deploy your product everywhere. That is the way this is going to work. They are not going to say just to 5 airports. That will be (indiscernible). Got it? Did I answer it or am I?

[Q - David Handy]: Yeah, yeah that's good enough, that makes sense. On the TSA side, any kind of time frames as to when they are going to have any decision on what they want to do? Do they want to go in?

[A - Michael Trudnak]: I think, you know, over the next you know we are stuck in election year or two, in which way nobody wants to make decisions anymore. Or, you know, they want to make decisions that are I think, with what's taking place you know, with Congress coming back on August 11th or 12th or something like that. There is going to be a lot of pressure, to do something about the 9/11 commission and of course, aviation security is stuck right in the middle of that. So we think what's happening is, you know, we have multiple bids in there today with the government. They are waiting to see what, who tells what to do after the 10th or 11th or 12th of August.

[Q - David Handy]: Yeah. I understand, right.

[A - Michael Trudnak]: Yeah. Right, would you make a decision that you know that's going to be changed by anybody in two weeks from now? I don't think so.

[Q - David Handy]: No.

[A - Michael Trudnak]: Yeah and you know, some of the decisions that's also been made last month, but I think as a result of what to place, with what came out on the commissions looking on with their findings. I think everybody kind of took a step back and said let's re-evaluate.

[Q - David Handy]: Okay. So the, you are talking to a defense contractor, I think you had mentioned?

[A - Michael Trudnak]: Yes, we are.

[Q - David Handy]: And are they the ones that get assigned the TSA contracts or does this contract directly win TSA?

[A - Michael Trudnak]: There are multiple ways. We are doing it with them on one, and not on another. Yeah, yeah, I, if we - let me tell you. I will take 10 percent of the billion. You know...

[Q - David Handy]: Will you share that with me?

[A - Michael Trudnak]: Yeah, I mean it's comes out with the numbers. I mean, the margins on our business are very high. The way of works with the defense contractor of course, they become the project manager. The project manager gets a percentage to make sure we do our job, using a large known government contractor, gets you on the list a lot faster than somebody with the name of Guardian who has not sold anything to the government, in years.

[Q - David Handy]: Right. So that's how it's going to come down as they are going to award it to a...

[A - Michael Trudnak]: We are going to utilize them and, you know, it's - we are not just going to utilize one government contractor or either. We are in discussions with others as we speak.

[Q - David Handy]: Okay. Good.

[A - Michael Trudnak]: Yeah.

[Q - David Handy]: Thanks Mike.

[A - Michael Trudnak]: You are welcome sir.

Operator: Thank you. Our next question this afternoon comes from Mr. Rob Danielson.

Male Speaker: Hi, Rob.

[Q - Rob Danielson]: Hi, how are you doing?

[A - Michael Trudnak]: Good.

[Q - Rob Danielson]: I am fairly new on this stock, I had a couple of quick questions. Being fairly agnostic as you mentioned Mike. Have you purposefully been avoiding - if that's the proper phraseology? Any relationships or deeper relationships with envision 03 etc., etc.,

[A - Michael Trudnak]: Yes.

[Q - Ron Danielson]: Have you been - are you being approached or is that something that you can comment on, because that would seem to me that would be the best solution for them to cure a problem very quickly?

[A - Michael Trudnak]: Well, there are two problems. I am not going to, you know, if you are a manufacturer of a piece of hardware, and you have just sold to the government, $6 billion worth in the past three years. Now, if you like to go back to the government and say he listen, what we sold to you wasn't good enough. We need to resell you another $6 billion. They've got a problem on their hands. They really had a problem. So, you know, and then you have this company called Guardian that goes to the saying, listen, you know, sticking a $50 piece of software on your machine, you go from this accuracy level to this accuracy level. And they will really want to sell another $6 billion versus you know, $300 million. It's they are between a rock and a hard place.

[Q - Ron Danielson]: Is it safe to say that your testing that you have done in your labs has been solely in your labs and not in conjunction with any other manufacturers labs?

[A - Michael Trudnak]: No, we've done it with them as well.

[Q - Rob Danielson]: And yet, they still haven't come back to you and pleaded?

[A - Michael Trudnak]: You know, this is - it's a tough thing to roll out. I am very serious about that. You know, I - you know, I like I said, I mean, there are competition. They want to sell new pig iron (Ph) for the government. And we want to sell software to the government. It becomes a very difficult thing here.

[Q - Rob Danielson]: And last - my last part of the question. There is a lot of other factors that are out there. I am not a technician but I've have numerous things about sniffers, and other sorts of ways of not only scanning bags, but also people. What do you feel is your major you know 5 or 6 advantages over the competition in general, kind of high level?

[A - Michael Trudnak]: Ours is non-attrusive. A lot of them you know, you still have to get interest to get check. The other advantage is for us - you know, the primary advantage is you don't need to do anything different. The government needs to do nothing different. Okay, for them to put the sniffers, they physically got to replace hardware, train people the whole nine yards, they don't need to do that with our stuff.

[Q - Rob Danielson]: So, I am not replacing the browser on my computer, I'm just adding a new feature to my toolbar?

[A - Michael Trudnak]: That's all you are doing.

[Q - Rob Danielson]: Okay.

[A - Michael Trudnak]: That's a good analogy, I appreciate that.

[Q - Rob Danielson]: You can send my commission to...

[A - Michael Trudnak]: Actually...

[Q - Rob Danielson]: Or just get the stock to 12 bucks, that's fine.

[A - Michael Trudnak]: Okay. I am all for that too, believe me.

[Q - Rob Danielson]: Thank you for your time.

[A - Michael Trudnak]: You are welcome.

Operator: Michael, this is Jens (Ph), I know you'd ask me to - allowed about 45 minutes and we certainly have more people on the line that would like to ask questions. Can you take a few more questions at this time?

[A - Michael Trudnak]: Alright, two more, how is that.

Operator: Okay. Our next caller in the queue is Mr. A.B. Goldberg. Hi A.B.

[Q - A.B. Goldberg]: Hi Jens (Ph), hi Mike.

[A - Michael Trudnak]: Hi, how are you doing A.B?

[Q - A.B. Goldberg]: Good, I was just wondering if you might talk a little bit about why it has taken so long given the concern that airports and the various terror alerts we have had over the last several months; the long lines that people have to put up when they travel. You have a 93 percent accuracy rate, which seems to me that everyone would be doing everything they could to be trying to get your system hooked up with all the manufacturers to make it just easier for the traveling public to get to airports and have to worry as much when they do get on aeroplanes, can you just give some idea of when you might expect that we get some contracts, whether it is with TSA or some of these defense contractors?

[A - Michael Trudnak]: Yeah, let me tackle that. I - it goes back to the scanning companies okay. You know, they adhere to very low threat item detection thresholds and they have done a great job of lobbying to keep this pressure and threshold low. You know, the traveling public and congress, they are applying pressure to, you know, (indiscernible) all the bags and cargo are now finally being scanned. And we know that they are not doing it today. The delay of passage or traffic in commerce, you know, it's unacceptable to all of us, these long lines. The government knows that. They have four objectives and that's another one them. One of them is reduce cost, reduce personnel, reduce the long lines, and find the threat and they are failing. Why they are not jumping - and that's just on our technology. There is other technologies out there that could help to, especially, you know, in other aspects of not threat detection, but you know, identification of the bad guys that are out there. DHS is just slow to respond and we are not the only ones that are complaining, even the scanning manufacturers who we have talked with. The decision - the time they make the decision to do something and the time they do something, it is a long time. It's just - it is unacceptable. You know, we've even talked to their, you know, their certification arm of TSA. And they are frustrated with the, you know, the - I want to say the bureaucrats. That's all I can say to that.

[Q - A.B. Goldberg]: What about the defense contractors that you had discussions with and I think you may, unless I misunderstand you in an early part of your opening statement. I think you might have made some comment about partnering arrangements with some of these defense contractors, did you say that or?

[A - Michael Trudnak]: Yes, yes

[Q-A.B. Goldberg]: Can you expand on that a bit?

[A - Michael Trudnak]: Yeah we have - we partnered with one on a bid that's gone into TSA. Until the bid is awarded, they don't want us to make a official announcement. And that is really where it sits.

[Q - A.B. Goldberg]: When -- assuming that's going to get awarded, when would it be awarded?

[A - Michael Trudnak]: It should have been awarded by now and we think what's happened is and I am really serious about this, this August 11th, Congress walking back in has put TSA, and not just TSA, I think the whole government on a hold on anything to do with security and homeland security. I think all of them are saying, okay, let's wait to see what the government - and I mean it's coming down to, you know, the President and the Democrats making a decision because, you know, he can make a lot of these decisions without congressional approval where Democrats, they've got to put a whole bunch of stuff together and put it in front of Congress to get it through. I am curious to see how this goes. I think it's a political thing versus anything else.

[Q - A.B. Goldberg]: And one last thing Mike, you made some comment about - you felt that we see some revenue streams begin the third quarter which we are obviously now in.

[A - Michael Trudnak]: Yeah.

[Q - A.B. Goldberg]: Would you say that the revenue streams would be coming both from, obviously the healthcare division through (indiscernible) but also hopefully through some of the security defense contractors as well?

[A - Michael Trudnak]: Yes, the answer is yes.

[Q - A.B. Goldberg]: In the third quarter?

[A - Michael Trudnak]: Yes.

[Q - A.B. Goldberg]: Okay, and you - do you even say, you couldn't give me any more better timing, just that would be in the (indiscernible)?

[A - Michael Trudnak]: Yeah, I mean, you know, we are under evaluation with, you know, a firm on our compression. If they decide, great we get a contract, we are
- I mean we are days - not days excuse me, we are two weeks away from them saying yes or no to us.

[Q - A.B. Goldberg]: And your confidence level?

[A - Michael Trudnak]: If our guy finishes his job tonight, it will go up to 100 percent.

[Q - A.B. Goldberg]: And is that guy somebody that works for you?

[A - Michael Trudnak]: Yes, he is, he is sitting in two offices now. That's what he's working on? Yeah, I feel very confident, I do.

[Q - A.B. Goldberg]: Okay, thank you, Mike.

[A - Michael Trudnak]: You are welcome A B. You take care

Operator: Thank you A B.

[A - Michael Trudnak]: One more.

Operator: Okay. Michael, the next question comes from Russel Workman. Hi Russel.

[Q - Russel Workman]: Hi, one question, specifically you mentioned before about the business case in terms of personal savings at airports by implementing the technology and that if the technology were implemented, it would make up for the cost of it, and the number of headcount that can be reduced. Just wondering if you could elaborate on kind of how you get to that result and what are the assumptions and what sort of the mechanism that might be enacted?

[A - Michael Trudnak]: Well, the way - let me tell you the way we calculated this, okay. An average airport okay, out there, not average, above average, okay. The 65,000 bags, which takes 55 man hours days to do. If - I am getting confused here, let me write this down. I am going to do this, because I have done this not just for you but someone else, just a second. Alright, I got it now.

[Q - Russel Workman]: Excellent.

[A - Michael Trudnak]: TSA okay. As said that our technology can stay 55 man hours per day.

[Q - Russel Workman]: At one airport?

[A - Michael Trudnak]: At one airport. Yeah.

[Q - Russel Workman]: And that's just because the bags can move faster?

[A - Michael Trudnak]: Faster with more accuracy. Right now, they are opening up 60 to 70 percent of every bag. I mean I am sure you have traveled and there this nice little piece of paper stuck inside.

[Q - Russel Workman]: Oh yeah.

[A - Michael Trudnak]: Yeah and that means - and the reason for that this, they think they saw a bomb.

[Q - Russel Workman]: Great.

[A - Michael Trudnak]: That is the only reason they open that bag; they don't open it up if you have a gun or a chain-saw on check baggage. They think you had a bomb - just by our technology that's what they think they can do.

[Q - Russel Workman]: And so, basically it is reducing the number of false positives.

[A - Michael Trudnak]: That's right.

[Q - Russel Workman]: So things don't get stopped for no reason.

[A - Michael Trudnak]: That's correct --. I mean, lately if you have been on an aeroplane, you are actually waiting, passengers are sitting and they are still loading and the reason for that is that reason, yeah.

[Q - Russel Workman]: And is this applicable both to cargo screening and as well as screening of carry-on bags?

[A - Michael Trudnak]: Absolutely, it goes cargo -- I mean you can do full body scans and number of applications across a broadband of businesses that are out there.

[Q - Russel Workman]: And just from a user's perspective, is it - is the - they created the image actually better or is that the value-add or is the fact that it will sort of have filters for certain items that it's looking for, and it will give the user an alert if one of those sort of pre-profiled items is found in the image?

[A - Michael Trudnak]: You've hit it on the second one actually. We don't really care how clear the image is. You know, if it was crystal clear, it would be easy for everybody.

[Q - Russel Workman]: Right.

[A - Michael Trudnak]: Yeah, the images that they take today, the clarity, is somewhat to be desired. That s why we - you look at it, that poor guy sitting on the other side, trying to look at something that, you know, if you travel like I travel, you know, you put five suites in there and a couple of other things, you can see - basically impossible. So, yeah.

[Q - Russel Workman]: Got it. Okay, thank you very much.

[A - Michael Trudnak]: You are welcome.

I would like to thank everybody for attending this conference call this afternoon. And we hope to hold these on a quarterly basis. Thank you Jens.

Operator: Michael, thank you very much for taking the time to speak to the audience and we had a big crowd and a lot of great questions and want to thank everyone for attending. We look forward to speaking with you all again real soon. Good night everybody.